Exhibit 99.1
Airgas Announces Redemption of 7.125% Senior Subordinated Notes Due 2018
RADNOR, PA.--(BUSINESS WIRE)--August 27, 2013--Airgas, Inc. (NYSE: ARG) today announced it has elected to redeem all $215 million of its remaining outstanding 7.125% Senior Subordinated Notes maturing in October 2018. The notes will be redeemed in full on October 2, 2013, at a price of 103.563%.
The Company intends to finance the redemption of the notes with the proceeds of commercial paper issuances.  A loss on the early extinguishment of debt of approximately $9 million (approximately $6 million after tax, or approximately $0.08 per diluted share) will be recognized related to the redemption premium and the write-off of unamortized debt issuance costs. The loss will be reflected in the fiscal third quarter ending December 31, 2013.
The Company's previously issued fiscal 2014 earnings per diluted share guidance range reflected the impact on interest expense in the second half of the year from the potential full redemption of the 7.125% notes utilizing proceeds of commercial paper issuances, which carry substantially lower interest rates, and excluded the loss on the early extinguishment of debt, which the Company has historically deemed to be a special charge.

About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation's leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: redeeming the $215 million notes in full on October 2, 2013; the Company's ability to finance the redemption of the notes; and recognizing a loss in the quarter ending December 31, 2013 on the early extinguishment of debt of approximately $9 million (approximately $6 million after tax, or approximately $0.08 per diluted share). Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company's press release announcing its most recent quarterly earnings, as well as other factors described in the Company's reports, including its March 31, 2013 Form 10-K, subsequent Form 10-Q, and other Forms filed by the Company with the SEC.
CONTACT:

Airgas, Inc.

Barry Strzelec
Investor & Media Contact
610-902-6256
barry.strzelec@airgas.com

Joseph Marczely
Investor Contact
610-263-8277
joseph.marczely@airgas.com